EXHIBIT 10.1

CONSULTANCY AGREEMENT

Tim L. Hingtgen

This Consultancy Agreement (“Agreement”) is between CHSPSC, LLC a Delaware limited liability company (“CHSPSC”), and Tim Hingtgen (“Consultant”).

1. Work to Be Performed. It is necessary and/or advisable to promote the interests of CHSPSC and associated entities that the Consultant serve as a Consultant and provide ongoing consulting services related to healthcare operations and strategy, as well as other assignments as requested by Kevin Hammons, Interim CEO. Consultant is not entitled to this Consultancy but for this offer by CHSPSC.

2. Term of Agreement. The services called for under this Agreement shall commence on October 1, 2025, and extend through September 30, 2026. The hours worked on a daily or weekly basis shall be as mutually agreed upon between Consultant and CHSPSC, but shall in no event require Consultant to work, on average, more than eight hours per week.

3. Terms of Payment. From October 1, 2025 to September 30, 2026, CHSPSC shall pay Consultant a gross amount of $33,333.33 per month. Each monthly installment shall be paid, in arrears, on the 1st business day of each month following the month of service. The timing and amount of any payments are subject to any deductions pursuant to Section 7.

4. Reimbursement of Expenses. CHSPSC shall reimburse Consultant for any reasonable expenses paid or incurred by Consultant while traveling on behalf of CHSPSC. However, no expense shall be incurred on behalf of or paid or reimbursed by CHSPSC unless approved in advance by CHSPSC.

5. Payroll Taxes. CHSPSC shall neither pay nor withhold federal, state, or local income tax or payroll tax of any kind on behalf of Consultant or the employees of Consultant. Consultant shall not be treated as an employee for the services performed hereunder for federal, state, or local tax purposes.

6. Workers’ Compensation. As an independent contractor, Consultant is not eligible for workers’ compensation coverage.

7. Independent Contractor Status; Post Employment Benefits. Consultant expressly represents and warrants to CHSPSC that Consultant (i) is not and shall not be construed to be an employee of CHSPSC and that Consultant’s status shall be that of an independent contractor for which Consultant is solely responsible for his actions and inactions, (ii) shall not act as an employee or agent of CHSPSC, and (iii) is not authorized to enter into contracts or agreements on behalf of CHSPSC or to otherwise create obligations or liabilities of CHSPSC to third parties.

As to Consultant’s medical/health insurance, CHSPSC agrees that, subject to the limitations set forth below, Consultant and his spouse may continue to enroll in COBRA medical/health insurance benefits provided by CHS/CHSI to its employees located in Franklin, Tennessee by paying, from October 1, 2025 until September 30, 2026, the monthly premium amount charged by CHSPSC to its employees who elect “employee and spouse” medical coverage. Consultant acknowledges that this retiree benefit will be taxable to Consultant and that the amount of income assigned to this benefit shall be the difference between the COBRA rate, as determined from time to time, and the premiums paid by Consultant.

Following September 30, 2026, CHSPSC agrees that Consultant and his spouse may continue to enroll in COBRA medical/health insurance benefits provided by CHS/CHSI at the regular COBRA rate. Consultant may continue until such time as the earliest of: (1) his eligibility to participate in a government (state or federal) sponsored program that has at least comparable benefits and/or can be purchased at comparable cost as the benefits are made available OR (2) he obtains full-time employment OR (3) his sixty-fifth (65th) birthday.

8. Background Checks. Consultant agrees that implementation of this Agreement may require additional background checks (e.g. regulatory databases, criminal) at the discretion of CHSPSC. Consultant further agrees to any authorizations that are required by CHSPSC to perform any background checks.

9. Confidential Matters and Proprietary Information. Consultant recognizes that during the course of performance of the Agreement, he may acquire knowledge of confidential business information and/or trade secrets (“confidential information”). Consultant agrees to keep all such confidential information in a secure place and not to publish, communicate, use, or disclose, directly or indirectly, for his own benefit or for the benefit of another, either during or after performance of the Agreement, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, Consultant shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement, and all copies thereof, to CHSPSC. Such material shall remain the property of CHSPSC. This obligation of confidentiality shall not apply to information that is available to the Consultant from third parties on an unrestricted basis. Consultant will notify CHSPSC immediately upon receipt of any subpoena or other legal process.

10. Covenant Not to Compete; Conflicts of Interest. Consultant hereby covenants and agrees with CHSPSC that commencing on the date hereof and continuing through the term of this Agreement, Consultant will not, unless waived by the Chief Executive Officer in his sole discretion, or designee, directly or indirectly, anywhere in the United States:

(a) Accept an offer of employment, serve as a consultant in a same or similar capacity as his current or previous position(s) with CHSPSC, or act as an agent for or as an officer, director, employee, or other representative of any hospital, medical center, network, healthcare system or other healthcare providers or facilities who own, lease or operate facilities located within fifty (50) miles of CHSPSC or any other CHS affiliate facility or location;

(b) Interfere with, solicit, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between CHSPSC (or any other CHS affiliate) and any physician, supplier, or employee of CHSPSC (or any other CHS affiliate);

(c) Employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of CHSPSC (or any other CHS affiliate); or

(d) Discuss with any hospital, medical center, network, healthcare system or other healthcare providers, the present or future availability of services or products by a business, if Consultant has or expects to acquire a proprietary interest in such business or is or expects to be an executive, officer, or director of such business, where such services or products are competitive with the services or products offered by CHS or any affiliated entities as of the Effective Date of this Agreement.

In connection with the foregoing provisions of this Section 10, Consultant represents that the limitations set forth herein are reasonable and properly required for the adequate protection of CHSPSC. If a judicial determination is made that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the parties hereto hereby agree that any judicial authority construing this Agreement shall modify Section 10 hereof to the extent necessary to protect CHSPSC’s interests, in accordance with Section 13(c). The time period during which the prohibitions set forth in this Section 10 shall apply shall be tolled and suspended as to Consultant for a period equal to the aggregate quantity of time during which Consultant violates such prohibitions in any respect.

11. Reports. Consultant, when directed, shall provide written reports with respect to the services rendered thereunder.

12. Liability and Indemnification. Consultant agrees to indemnify, hold harmless, and defend CHSPSC for, from, and against any claims, demands, actions, settlements, judgments, costs, or damages, including reasonable attorneys’ fees and court costs, arising out of or related to this Agreement to the extent such claims, demands, actions, settlements, judgments, costs, or damages relate to the gross negligence or intentional misconduct of Consultant, his/her agents, representatives, and employees. This provision shall apply during the term of this Agreement and shall survive the termination of this Agreement.

13. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, if any, between the parties. Neither party has made any representations that are not contained in this Agreement.

(b) Amendment. This Agreement may be amended only in writing by an agreement of the parties signed by Consultant and CHSPSC and identified as an amendment to this Agreement.

(c) Severability. If any provision or part of any provision of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, then the parties agree that such provision shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by the court.

(d) Waiver. No waiver of any provisions of this Agreement shall be effective unless the waiver is in writing and duly executed by Consultant and an Officer of CHSPSC.

(e) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that Consultant shall not have the right to assign this Agreement to any other party.

(f) Choice of Law and Venue. This Agreement shall be governed by Tennessee law without regard to the application of the conflicts-of-interest laws of the State of Tennessee or any other jurisdiction and without the benefit of any rule of construction under which a contract is construed against the drafter. Venue for any action arising out of or related to this Agreement shall lie with the courts of competent jurisdiction located in Williamson County, Tennessee, and/or, if jurisdiction lies therein, the United States District Court for the Middle District of Tennessee, and Consultant agrees to submit to the jurisdiction of such courts and waives any defense of lack of personal jurisdiction and any right to jury trial.

(g) References. The heading and caption references of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. References to the male gender shall include references to the female gender and vice versa, as applicable according to the context; references to the singular tense shall include references to the plural tense and vice versa, as applicable according to the context.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

(i)
Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, as follows:

If to Consultant: Tim L. Hingtgen

[Address on file]

If to CHSPSC: CHSPSC, LLC

Attention: President and Chief Legal and Administrative Officer

4000 Meridian Boulevard

Franklin, TN 37067

All such notices shall be deemed given on the date personally delivered or, if mailed, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 30th day of September, 2025.

CONSULTANT	CHSPSC, LLC
/s/ Tim L. Hingtgen Tim L. Hingtgen	By: /s/ Justin D. Pitt Justin D. Pitt President and Chief Legal and Administrative Officer

For convenience, this Agreement may be signed and electronically transmitted between the Parties and be as effective as a signed, paper agreement.